Exhibit 10.5

EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT

This Agreement is made and entered into effective as of October 1, 2002, by and between Southwest Community Bank, with its principal offices located in the City of Carlsbad, California (“the Bank”), and Stuart McFarland, an individual residing in the State of California (“the Executive”).

R E C I T A L S

WHEREAS, the Executive is an employee of the Bank, serving since February 8, 1999;

WHEREAS, the Bank desires to establish a compensation benefit program as a fringe benefit for executive officers of the Bank in order to attract and retain individuals with extensive and valuable experience in the banking industry;

WHEREAS, the Executive’s experience and knowledge of the affairs of the Bank and the banking industry are extensive and valuable;

WHEREAS, it is deemed to be in the best interests of the Bank to provide the Executive with certain fringe benefits, on the terms and conditions set forth herein, in order to reasonably induce the Executive to remain in the Bank’s employment; and

WHEREAS, the Executive and the Bank wish to specify in writing. The terms and conditions upon which this additional compensatory incentive will be provided to the Executive;

NOW, THEREFORE, in consideration of the services to be performed by the Executive in the future, as well as the mutual promises and covenants contained herein, the Executive and the Bank agree as follows:

A G R E E M E N T

1. Terms and Definitions.

1. Administrator. The Bank shall be the “Administrator” and, solely for the purposes of ERISA as defined in subparagraph 1.8 below, the “fiduciary” of this Agreement where a fiduciary is required by ERISA.

1.2. Applicable Percentage. The term “Applicable Percentage” shall mean that percentage listed on Schedule “A” attached hereto which is adjacent to the number of calendar years which shall have elapsed from the date of this Agreement and ending on the date payments are to first begin under the terms of this Agreement. However, if the Executive’s employment is terminated under subparagraph 5.1 (“Termination Without Cause”), then the Applicable Percentage from the preceding sentence is accelerated by two years (20%). Notwithstanding the foregoing or the percentages set forth on Schedule “A”, but subject to all other terms and conditions set forth herein, the Applicable Percentage shall be one hundred percent (100%) upon the Executive’s death, or upon Executive’s termination of employment that is on account of or after a “Change in Control” (see subparagraphs 1.3 and 5.4). With regard to the Executive’s “Constructive Termination of Employment” (as defined in subparagraph 1.5), the preceding sentence only applies if the Constructive Termination of Employment occurs within 365 days from the Change in Control, and the Executive has not accepted an employment contract with the new Employer that is for a term of at least two years.

1.3. Change in Control. The term “Change in Control” shall mean the occurrence of any of the following events with respect to the Bank (with the term “Bank” being defined for purposes of determining whether a Change in Control has occurred to include a Holding Company if one is formed in the future: (i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or in response to any other form or report to the regulatory agencies or governmental authorities having jurisdiction over the Bank or any stock exchange on which the Bank’s shares are listed which requires the reporting of a change in control; (ii) any merger, consolidation or reorganization of the Bank in which the Bank does not survive; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of the Bank having an aggregate fair market value of fifty percent (50%) of the total value of the assets of the Bank, reflected in the most recent balance sheet of the Bank; (iv) a transaction whereby any “person” (as such term is used in the Exchange Act) or any individual, corporation, partnership, trust or any other entity becomes the beneficial owner, directly or indirectly, of securities of the Bank representing twenty-five percent (25%) or more of the combined voting power of the Bank’s then outstanding securities; or (v) a situation where, in any one-year period, individuals who at the beginning of such period constitute the Board of Directors of the Bank cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Bank’s shareholders, of each new Director is approved by a vote of at least three-quarters (3/4) of the Directors then still in office who were Directors at the beginning of the period. Notwithstanding the foregoing or anything else contained herein to the contrary, there shall not be a Change of Control for the purposes of this Agreement if the event which would otherwise come within the meaning of the term Change of Control involves an Employee Stock Ownership Plan sponsored by the Bank which is the party that acquires “control” or is the principal participant in the transaction constituting a Change in Control, as described above.

1.4. The Code. The “Code” shall mean the Internal Revenue Code of 1986, as amended (the “Code”).

1.5. Construction Termination of Employment. The term “Constructive Termination of Employment” means termination of Employment by Executive because the working conditions are so intolerable or aggravated that a reasonable person in the Executive’s position would be compelled to resign, provided that the Executive advised the Bank/Employer of the conditions and the Bank/Employer failed to take timely reasonable actions to remedy the conditions.

1.6. Disability /Disabled. The term “Disability” or “Disabled” shall have the same meaning given such terms in any policy of disability insurance maintained by the Bank for the benefit of the Executive. In the absence of such a policy which extends coverage to the Executive in the event of disability, the terms shall mean bodily injury or disease (mental or physical) which wholly and continuously prevents the performance of duty for at least six months.

1.7. Effective Date. The term “Effective Date” shall mean the date first written above.

1.8. ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.9. Executive Benefit. The term “Executive Benefit” or “Retirement Benefit Payments” shall mean the benefits determined pursuant to subparagraph 3.1 and in accordance with Schedule “B”, and reduced or adjusted to the extent: (i) required under the other provisions of this Agreement, including, but not limited to, Paragraphs 5, 6, and 7 hereof; (ii) required by reason of the lawful order of any regulatory agency or body having jurisdiction over the Bank; or (iii) required in order for the Bank to properly comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g., FICA, FUTA, SDI).

1.10. Normal Retirement Date. The term “Normal Retirement Date” shall mean the Retirement, as defined below, of the Executive upon attainment of age sixty-two (62).

1.11. Plan Year. The term “Plan Year” shall mean the Bank’s fiscal year.

1.12. Retirement. The term “Retirement” or “Retires” shall refer to the date which the Executive acknowledges in writing to Bank to be the last day the Executive will provide any significant personal services, whether as an employee or independent consultant or contractor, to the Bank. For purposes of this Agreement, the phrase “significant personal services” shall mean more than ten (10) hours of personal services rendered to one or more individuals or entities in any thirty (30) day period.

1.13. Termination for Cause. The term “Termination for Cause” shall mean termination of the employment of the Executive by reason of any of the following, and only by reason of any of the following:

(a) The Executive’s deliberate violation of (i) any state or federal banking or securities laws, or of the Bylaws, rules, policies or resolutions of the Bank, or (ii) of the rules or regulations of the California Department of Financial Institutions, the Federal Deposit Insurance Corporation, the Federal Reserve Board of Governors, the Office of the Comptroller of the Currency or any other regulatory agency or governmental authority having jurisdiction over the Bank, which has a material financial adverse effect upon the Bank; or

(b) The Executive’s conviction of (i) any felony or (ii) a crime involving moral turpitude or a fraudulent or dishonest act which, in each case, has a material adverse effect on the Bank.

1.14. Year of Service. The term “Year of Service” shall mean any calendar year in which the Executive is employed by the Bank for at least six months.

1.15. Accrued Liability Balance. The term “Accrued Liability Balance” shall mean the amount that has been accrued by the Employer on its financial statements to fund the retirement benefits expense of the Employee as of the end of the month preceding the Employee’s termination of employment.

2. Scope, Purpose and Effect.

2.1. Contract of Employment. Although this Agreement is intended to provide the Executive with an additional incentive to remain in the employ of the Bank, this Agreement shall not be deemed to constitute a contract of employment between the Executive and the Bank nor shall any provision of this Agreement restrict or expand the right of the Bank to terminate the Executive’s employment. This Agreement shall have no impact or effect upon any separate written Employment Agreement which the Executive may have with the Bank, it being the parties’ intention and agreement that unless this Agreement is specifically referenced in said Employment Agreement (or any modification thereto), this Agreement (and the Bank’s obligations hereunder) shall stand separate and apart and shall have no effect on or be affected by, the terms and provisions of said Employment Agreement.

2.2. Fringe Benefit. The benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Executive and are not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payments or bonus in lieu of the benefits provided by this Agreement.

2.3. Prohibited Payments. Notwithstanding anything in this Agreement to the contrary (and in particular in subparagraphs 1.8 or 3 hereof), if any payment made under this Agreement is a “golden parachute payment” as defined in Section 28(k) of the Federal Deposit Insurance Act (12 U.S.C. section 1828(k) and Part .359 of the Rules of Regulations of the Federal Deposit Insurance Corporation (collectively, the “FDIC Rules”) or is otherwise prohibited, restricted or subject to the prior approval of a bank regulator, then no payment shall be made hereunder without complying with said FDIC Rules.

3. Executive Benefits Payments

3.1. Payments Commence Upon Normal Retirement Date. If the Executive shall remain in the continuous employment of the Bank until attaining sixty-two (62) years of age, the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits, as defined in Schedule B, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive Retires or upon such later date as may be mutually agreed upon by the Executive and the Bank in advance of said Retirement date, payable until the Executive’s death.

3.2 Payments in the Event of the Executive’s Death. In the event of the Executive’s death, any payments under this, paragraph 3 shall be prorated to the date of death.

4. Payments in the Event Disability Occurs Prior to Retirement. In the event Employee becomes Disabled at any time after the Effective Date of this Agreement but prior to Retirement, the Employee shall be entitled to be paid the Accrued Liability Balance as specified in subparagraph 1.15 in sixty substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Employee becomes Disabled.

5. Payments in the Event Executive is Terminated Prior to Retirement. As indicated in subparagraph 2.1 above, the Bank reserves the right to terminate the Executive’s employment, with or without Cause but subject to any written employment agreement which may then exist, at any time prior to the Executive’s Retirement. In the event that the employment of the Executive shall be terminated, other than by reason of Disability or Retirement, then this Agreement shall terminate upon the date of such termination of employment; provided, however, that the Executive shall be entitled to the following benefits as may be applicable depending upon the circumstances surrounding the Executive’s termination:

5.1. Termination Without Cause. If the Executive’s employment is terminated by the Bank without cause, and such termination is not subject to the provisions of subparagraph 5.4 below, then the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits as defined above calculated as of the end of the year following the year the Employee was terminated, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive attains sixty-two (62) years of age, or any month thereafter, as requested in writing by the Executive and delivered to the Bank or its successor thirty (30) days prior to the commencement of installment payments.

5.2. Voluntary Termination by the Executive.

(a) If the Applicable Percentage is one hundred percent (100%), the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits, as defined in Schedule B, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive attains sixty-two (62) years of age, or any month thereafter, as requested in writing by the Executive and delivered to the Bank or its successor thirty (30) days prior to the commencement of installment payments.

(b) If the Executive’s employment is terminated by voluntary resignation prior to the date specified in Schedule A which corresponds to an Applicable Percentage equal to one hundred percent (100%) and such resignation is not subject to the provisions of subparagraph 5.4 below, then the Executive shall forfeit any and all rights and benefits he may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to the Executive by the Bank pursuant to the terms of this Agreement.

(c) Termination of Employment of Executive that is a Constructive Termination of Employment (as defined in subparagraph 1.5) shall not be considered as a voluntary Termination by Executive but rather as a Termination of Employment by Bank without cause.

5.3. Termination for Cause. The Executive agrees that if his employment with the Bank is terminated “for cause,” as defined in subparagraph 1.13 of this Agreement, he shall forfeit any and all rights and benefits he may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to the Executive by the Bank pursuant to the terms of this Agreement; provided however, if the Executive is terminated for Disability, he shall be entitled to benefits under subparagraph 4.

5.4. Termination on account of or After a Change in Control. In the event the Executive’s employment with the Employer is terminated by the Employer in conjunction with, or by reason of, a Change in Control (as defined in subparagraph 1.3, above), then the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits, as defined above, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Change in Control has occurred, as requested in writing by the Executive and delivered to the Bank or its successor thirty (30) days prior to the commencement of installment payments; provided, however, that in the event the Executive does not request a commencement date as specified, such installments shall be paid on the first day of each month, beginning with the month following the month in which the Executive attains sixty-two (62) years of age. The installments shall be payable until the Executive’s death.

6. IRS Section 280G Issues. If all or any portion of the amounts payable to the Executive under this Agreement, either alone or together with other payments which the Executive has the right to receive from the Bank, constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), Executive shall be responsible for the payment of such excise tax and Bank (and its successor) shall be responsible for any loss of deductibility related thereto; provided, however, that Bank and Executive shall cooperate with each other and use all reasonable efforts to minimize to the fullest extent possible the amount of excise tax imposed by Section 4999 of the Code. If, at a later date, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, or otherwise) that the amount of excise taxes payable by the Executive is greater than the amount initially so determined, then the Executive shall pay an amount equal to the sum of such additional excise taxes and any interest, fines and penalties resulting from such underpayment. The determination of the amount of any such excise taxes shall be made by the independent accounting firm employee by the Bank immediately prior to the change in control or such other independent accounting firm or advisor as may be mutually agreeable to Bank and Executive in the exercise of their reasonable good faith judgment.

7. Right to Determine Funding Methods. The Bank reserves the right to determine, in its sole and absolute discretion, whether, to what extent and by what method, if any, to provide for the payment of the amounts which may be payable to the Executive, under the terms of this Agreement. In the event that the Bank elects to fund this Agreement, in whole or in part, through the use of life insurance or annuities, or both, the Bank shall determine the ownership and beneficial interests of any such policy of life insurance or annuity. The Bank further reserves the right, in its sole and absolute discretion, to terminate any such policy, and any other devise used to fund its obligations under this Agreement, at any time, in whole or in part. Consistent with

Paragraph 9 below, the Executive shall have no right, title or interest in or to any funding source or amount utilized by the Bank pursuant to this Agreement, and any such funding source or amount shall not constitute security for the performance of’ the Bank’s obligations pursuant to this Agreement. In connection with the foregoing, the Executive agrees to execute such documents and undergo such medical examinations or tests which the Bank may request and which may be reasonably necessary to facilitate any funding for this Agreement including, without limitation, the Bank’s acquisition of any policy of insurance or annuity.

8. Claims Procedure. The Bank shall, but only to the extent necessary to comply with ERISA, be designated as the named fiduciary under this Agreement and shall have authority to control and manage the operation and administration of this Agreement. Consistent therewith, the Bank shall make all determinations as to the rights to benefits under this Agreement. Any decision by the Bank denying a claim by the Executive for benefits under this Agreement shall be stated in writing and delivered or mailed, via registered or certified mail, to the Executive, the Executive’s spouse or the Executive’s beneficiaries, as the case may be. Such decision shall set forth the specific reasons for the denial of a claim. In addition, the Bank shall provide the Executive, or as applicable, the Executive’s spouse or beneficiaries, with a reasonable opportunity for a full and fair review of the decision denying such claim.

9. Status as an Unsecured General Creditor. Notwithstanding anything contained herein to the contrary: (i) the Executive shall have no legal or equitable rights, interests or claims in or to any specific property or assets of the Bank as a result of this Agreement;, (ii) none of the Bank’s assets shall be held in or under any trust for the benefit of the Executive or held in any way as security for the fulfillment of the obligations of the Bank under this Agreement; (iii) all of the Bank’s assets shall be and remain the general unpledged and unrestricted assets of the Bank; (iv) the Bank’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Bank to pay money in the future; and (v) the Executive shall be an unsecured general creditor with respect to any benefits which may be payable under the terms of this Agreement.

Notwithstanding subparagraphs (i) through (v) above, the Bank and the Executive acknowledge and agree that, in the event of a Change in Control, upon request of the Executive, or in the Bank’s discretion if the Executive does not so request and the Bank nonetheless deems it appropriate, the Bank shall establish, not later than the effective date of the Change in Control, a Rabbi Trust or multiple Rabbi Trusts (the “Trust” or “Trusts”) upon such terms and conditions as the Bank, in its sole discretion, deems appropriate and in compliance with applicable provisions of the Code, in order to permit the Bank to make contributions and/or transfer assets to the Trust or Trusts to discharge its obligations pursuant to this Agreement. The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Bank to be used exclusively for discharge of the Bank’s obligations pursuant to this Agreement and shall continue to be subject to the claims of the Bank’s general creditors until paid to the Executive in such manner and at such times as specified in this Agreement.

10. Discretion of Board to Accelerate Payout. Notwithstanding any of the other provisions of this Agreement, the Board of Directors of the Bank or the holding Company may, if determined in its sole and absolute discretion to be appropriate, accelerate the payment of the amounts due under the terms of this Agreement, provided that the Executive: (i) consents to the revised payout terms determined appropriate by the Board of Directors; and (ii) does not negotiate or in any way influence the terms of proposed altered/accelerated payout (said decision to be made solely by the Board of Directors and offered to the Executive on a “take it or leave it basis”).

11. Miscellaneous.

11.1. Opportunity to Consult With Independent Advisors. The Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Executive’s right to these benefits and (ii) personal tax effects of such benefits including; without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this subparagraph 11.1. The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

11.2. Arbitration of Disputes. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Bank in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), located in San Diego, California. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this Paragraph, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties of the American Arbitration Association (“AAA”) located in San Diego, California, shall conduct the binding arbitration referred to in this Paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to such rules of procedure used or established by JAMS, or if there are none, the rules of procedure used or established by AAA. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure. Any arbitration hereunder shall be conducted in San Diego, California, unless otherwise agreed to by the parties.

11.3. Attorneys’ Fees. In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys’ fees and costs incurred in connection therewith or in the enforcement or collection of any judgment or award rendered therein. The “prevailing party” means the party determined by the arbitrator(s) or court, as the case may be, to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

11.4. Notice. Any notice required or permitted of either the Executive or the Bank under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Bank	Southwest Community Bank
5810 El Camino Real
Suite D
Carlsbad, CA 92013
Attention: President

If to the Executive:	Stuart McFarland
P. O Box 28504
San Diego, CA 92198

and a copy to:
Lawrence S. Branton, Esq.
Branton & Wilson, APC
701 B St., Suite 1255
San Diego, CA 92101-8187

11.5. Assignment. The Executive shall have no power or right to transfer, assign, anticipate, hypothecate, modify or otherwise encumber any part or all of the amounts payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be: (i) subject to seizure by any creditor of the Executive, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by the Executive; or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Any such attempted assignment or transfer shall be void.

11.6. Binding Effect/Merger or Reorganization. This Agreement shall be binding upon and inure to the benefit of the Executive and the Bank. Accordingly, the Bank shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. In the alternative, the Holding Company may agree to assume and discharge the obligation of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to such surviving or successor firm, person, entity or corporation, or the Holding Company, as the case may be.

11.7. Nonwaiver. The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party’s right thereafter to enforce each and every term and condition of this Agreement.

11.8. Partial Invalidity. If any terms, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant or condition invalid, void or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

11.9. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect thereto. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

11.10. Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by each party or such party’s authorized representative.

11.11. Paragraph Headings. The paragraph headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.

11.12. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

11.13. Governing Law. The laws of the State of California, other than those laws denominated choice of law rules, and where applicable, the rules and regulations of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, or any other regulatory agency or governmental authority having jurisdiction over the Bank or the Holding Company, shall govern the validity, interpretation, construction and effect of this Agreement.

IN WITNESS WHEREOF, the Bank and the Executive have executed this Agreement on the date first above-written in the City of Carlsbad, California.

BANK		EXECUTIVE

Southwest Community Bank

By:	/s/ Frank J. Mercardante	/s/ Stuart McFarland
	Frank J. Mercardante President and CEO	Stuart McFarland

SCHEDULE A

CALENDAR YEAR	APPLICABLE PERCENTAGE
[Inception of service to 11/18/02	0.00%

11/18/02 to 11/17/03	10.00%

11/18/03 to 11/17/04	20.00%

11/18/04 to 11/17/05	30.00%

11/18/05 to 11/17/06	40.00%

11/18/06 to 11/17/07	50.00%

11/18/07 to 11/17/08	60.00%

11/18/08 to 11/17/09	70.00%

11/18/09 to 11/17/10	80.00%

11/18/10 to 11/17/11	90.00%

11/18/11 and beyond	100.00%

Beginning in the year 2003, the Executive shall be entitled to the Applicable Percentage increase for each calendar year, during which he is employed by the Bank for at least six months.

SCHEDULE B

EXECUTIVE BENEFITS

The Bank shall pay to the Executive pursuant to the Agreement during the Executive’s lifetime FIFTY THOUSAND DOLLARS ($50,000) per year, payable in twelve equal monthly installments. The amount of Executive Benefits payable under the Agreement shall be adjusted each year from the date of commencement of payments of the Executive Benefits until the death of the Executive as follows:

a. The Executive Benefits shall be increased at the rate of three percent (3%) compounded each year.

FIRST AMENDMENT

TO THE EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT BY AND BETWEEN

SOUTHWEST COMMUNITY BANK AND STUART McFARLAND

This First Amendment (“Amendment”) is made and entered into effective this October 29, 2004, by and between Southwest Community Bank, with its principal offices located in the City of Carlsbad, California, (hereinafter the “Bank”) and Stuart F. McFarland, (hereinafter “the Executive”). This First Amendment hereby amends the Executive Supplemental Compensation Agreement, effective as of October 1, 2002, by and between the Bank and the Executive, as follows:

1.)	Reference to the “Fifty Thousand Dollar ($50,000)” per year Executive Benefit amount as it appears in line two of Schedule B (attached and incorporated into the October 1, 2002 Executive Supplemental Compensation Agreement), shall be deleted, and such amount shall be replaced with a new Executive Benefit Amount of “One-Hundred Thousand Dollars per year ($100,000.00)” per year.

To the extent that any paragraph, term, or provision of the Executive Supplemental Compensation Agreement is not specifically amended herein, or in any other amendment thereto, said paragraph, term, or provision shall remain in full force and effect as set forth in said Agreement.

IN WITNESS WHEREOF, the Insured and a duly authorized Bank officer have signed this Agreement as of the written date.

SOUTHWEST COMMUNITY BANK

By:	/s/ Frank J. Mercardante	Date: 10/29/04
Frank J. Mercardante
Chief Executive Officer

By:	/s/ Stuart F. McFarland	Date: 10/29/04
Stuart F. McFarland

/s/ Barbara S. Cavalluzzi		/s/ Paul M. Weil
Witness		Witness

Southwest Community Bank

SECOND AMENDMENT TO

EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT

This Amendment dated April 19, 2006 amends the Executive Supplemental Compensation Agreement between Southwest Community Bank (the “Bank”) and Stuart McFarland (the “Executive”) dated October 1, 2002, as amended October 29, 2004 (the “Agreement”).

The parties desire to amend the Agreement so that it complies with Internal Revenue Code Section 409A, which was promulgated pursuant to the American Jobs Creation Act of 2004. Accordingly, the parties agree that the Agreement shall be amended as follows:

1.	Subparagraph 1.2 shall be amended in its entirety to read:

“1.2 Applicable Percentage. The term “Applicable Percentage” shall mean that percentage listed on Schedule A attached hereto which is adjacent to the date range which includes the date on which payments are to commence under the terms of this Agreement. However, if the Executive’s employment is terminated without cause, then for purposes of calculating the benefit under subparagraph 5.1, the Applicable Percentage as shown on Schedule B shall be accelerated by two years. For purposes of the benefits under subparagraph 5.4 following a Change in Control, the Applicable Percentage shall be one hundred percent (100%). With regard to the Executive’s Constructive Termination of Employment following a Change in Control, the preceding sentence only applies if the Constructive Termination of Employment occurs within 365 days after the Change in Control and the Executive has not accepted an employment contract with the new employer that is for a term of at least two years.”

2.	Subparagraph 1.6 shall be amended in its entirety to read:

“1.6 Disability/Disabled. The term “Disability” or “Disabled” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.”

3.	Subparagraph 3.1 shall be amended in its entirety to read:

“3.1 Payments After Normal Retirement Age. If the Executive remains in the continuous employment of the Bank until attaining sixty-two (62) years of age, the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits, as defined in Schedule B, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive Retires or is terminated by the Bank without cause, payable until the Executive’s death. The commencement date for payments is subject to Paragraph 10 below.”

4.	Subparagraph 5.1 shall be amended in its entirety to read:

“5.1 Termination Without Cause. If the Executive’s employment is terminated by the Bank without cause or by the Executive as a result of a Constructive Termination of Employment, and such termination is not subject to the provisions of subparagraph 5.4 below, then the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits, as defined above, calculated as of the end of the year following the year in which the Executive is terminated, as if the employment had continued to such date, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive attains sixty-two (62) years of age. The commencement date for payments is subject to Paragraph 10 below.”

5.	Subparagraph 5.2(a) shall be amended in its entirety to read:

“5.2 Voluntary Termination by Executive.

(a) If the Applicable Percentage is one hundred percent (100%), the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits, as defined in Schedule B, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive attains sixty-two (62) years of age. The commencement date for payments is subject to Paragraph 10 below.”

6.	Subparagraph 5.4 shall be amended in its entirety to read:

“5.4 Termination on Account of or After a Change in Control. In the event: (i) the Executive’s employment with the Bank is terminated by the Bank in conjunction with, or by reason of, a “Change in Control” (as defined in subparagraph 1.3 above) or (ii) there is a Constructive Termination of Employment after the Change in Control, then the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits, as described in Schedule B, in substantially equal monthly installments on the first day of each month, beginning the month following the termination of employment by the Bank or the Constructive Termination of Employment, payable until the Executive’s death. The commencement date for payments is subject to Paragraph 10 below.”

7.	Paragraph 6 shall be amended to add the following sentence and shall otherwise remain in its entirety:

“All efforts by the Bank and the Executive to minimize the amount of excise tax imposed by Section 4999 of the Code shall be in accordance with Section 409A of the Code.”

8.	Paragraph 10 shall be amended in its entirety to read:

“10 Delay of Payment if Specified Employee. Other than with respect to benefits paid in the event of Disability under Paragraph 4, if at the time the Executive’s employment terminates the Executive is a “specified employee,” as defined in Section 409A of Code, the Executive Benefits shall not commence until the later of (a) the commencement date otherwise set forth in the applicable paragraph of this Agreement or (b) a date which is six months after the date of Executive’s termination of employment with the Bank. Furthermore, for any Executive affected by this six (6) month delay in payment imposed by Section 409A of the Code, and when applicable, the aggregate amount of the first seven (7) months of installments shall be paid at the beginning of the seventh month following the date of termination of employment. Monthly installment payments shall continue thereafter as specified. If any provision of this Employment Agreement does not satisfy the requirements of Section 409A of the Code, such provision shall be applied in a manner consistent with those requirements.”

9.	Subparagraph 11.10 shall be amended in its entirety to read:

“11.10 Amendments and Changes in Timing of Distributions. Any amendments or modifications of this Agreement shall be effective only if it is in writing and signed by each party or such party’s authorized representative. Notwithstanding the foregoing, this Agreement may not be amended to accelerate the timing of distributions of the Executive Benefits unless such acceleration is permissible under Section 409A of the Code. With the consent of the Bank, the Executive may elect a delay in the payment or a change in the form of payment, subject to the following limitations:

(a) the election may not take effect until at least twelve (12) months after the date on which the election is made;

(b) other than in the event of death or Disability, the first payment with respect to such election must be deferred for a period of at least five (5) years from the date such payment otherwise would have been made; and

(c) an election related to a payment to made at a specified time may not be made less than twelve (12) months prior to the date of the first scheduled payment.”

10.	Subparagraph 11.14 shall be added and read:

“11.14 IRC 409A Compliance. Notwithstanding any other provision of Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Any provision in this Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. To the extent permitted under Section 409A, the parties shall reform the provision, provided such reformation shall not subject the Executive to additional tax or interest and the Bank shall not be required to incur any additional compensation as a result of the reformation. In addition, any provision that is required to appear in this Agreement that is not expressly set forth shall be deemed to be set forth herein, and this Agreement shall be administered in all respects as if such provision were expressly set forth. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code Section 409A.”10. Except as specifically amended herein, the Agreement shall remain in full force and effect.

11.	Except as specifically amended herein, the Agreement shall remain in full force and effect.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

BANK:

Southwest Community Bank

By:	/s/ Howard B. Levenson
Name:	Howard B. Levenson
Its:	Chairman

THE EXECUTIVE:

/s/ Stuart McFarland
Stuart McFarland

Southwest Community Bank

THIRD AMENDMENT TO

EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT

This Amendment dated May 23, 2006, amends the Executive Supplemental Compensation Agreement by and between Southwest Community Bank (the “Bank”) and Stuart McFarland (the “Executive”) dated October 1, 2002, as previously amended (the “Agreement”).

The parties agree that the Agreement is amended as follows:

1.	Schedule A to the Agreement is amended in its entirety as set forth in the attachment hereto.

2.	All other terms and conditions of the Agreement shall remain in full force and effect.

The Bank:

SOUTHWEST COMMUNITY BANK

By:	/s/ Frank J. Mercardante
Name:	Frank J. Mercardante
Its:	Chief Executive Officer

The Executive:

/s/ Stuart McFarland
STUART McFARLAND

SCHEDULE A

DATE RANGE	APPLICABLE PERCENTAGE

[Inception of service to 11/18/2002]	0.00%

11/18/2002 to 11/17/2003	10.00%

11/18/2003 to 11/17/2004	20.00%

11/18/2004 to 11/17/2005	30.00%

11/18/2005 to 11/17/2006	40.00%

11/18/2006 to 11/17/2007	60.00%

11/18/2007 to 11/17/2008	80.00%

11/18/2008 and beyond	100.00%